EXHIBIT 10.3

EXECUTIVE SEVERANCE PLAN

(Adopted as of May 6, 2016)

1. Establishment and Purpose.

(a) HCP, Inc. (the “Corporation”) hereby adopts this HCP, Inc. Executive Severance Plan (the  “Plan”), effective as of May 6, 2016 (the “Effective Date”).  The Corporation hereby agrees that on and after the Effective Date, subject to the terms and conditions of the Plan, Participants (as defined in Section 3) shall be eligible to receive the severance benefits set forth in Section 5 of the Plan in the event that the Participants’ employment with the Corporation is terminated under the circumstances described in Section 4 of the Plan.  Upon the Effective Date, or such later date as an individual becomes a Participant in the Plan, any prior severance agreement or letter between each Participant and the Corporation shall terminate and be of no further effect.

(b) Notwithstanding anything in the Plan to the contrary, no Participant shall be eligible to receive any benefits under the Plan upon a termination of employment if the Participant would also be eligible to receive benefits under the terms and conditions of the HCP, Inc. Change in Control Severance Plan as a result of such termination.

2. Term of Plan.  The Plan shall become effective on the Effective Date and shall continue in effect until such time as it is terminated by the Corporation (the period during which the Plan is in effect, the “Term”); provided, however, that any such termination of the Term will not become effective with respect to a Participant until the 30th day following the date on which notice thereof is given to the Participant.  For purposes of clarity, the Corporation may give notice of termination of the Term to all or only certain Participants. If such notice is given to only certain Participants, the Term shall continue as set forth above as to all other Participants (subject to the Corporation’s rights to similarly terminate the Term in accordance with the foregoing on some future date(s) as to any such Participants).  A Participant shall cease to be eligible for benefits under the Plan (and shall cease to be a Participant) at midnight Pacific Time on the last day of the Term applicable to that Participant.  The termination or expiration of the Term as to a Participant shall not affect the Participant’s right to benefits (if any) pursuant to Section 5 as to any termination of employment that occurred during such Term.

3. Participation.

(a) Participation.    The Chief Executive Officer of the Corporation, the Executive Chairman of the Corporation and any other employee of the Corporation, in each case, who is designated from time to time by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) shall participate in the Plan and are collectively referred to herein as the  “Participants”; provided, that any individual who would otherwise qualify as a Participant but who is then-subject to the terms of an individual employment agreement or similar arrangement shall first participate in the Plan as of the date of expiration of such agreement or arrangement.  Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in the Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.    Unless otherwise determined by the Committee, the “Severance Multiplier” for each Participant shall be two.

(b) Termination of Employment.  Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Corporation if his or her employment by the Corporation terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of a subsidiary of the Corporation (a “Subsidiary”) or is offered comparable employment by any successor corporation or acquirer of the Corporation.

(c) Benefit Offset.  Notwithstanding the foregoing provisions, in the event that  a Participant would be entitled to severance benefits pursuant to an employment agreement entered into with the Corporation or any of its Subsidiaries, in connection with a termination of the Participant's employment as described in the Plan, the Participant will be entitled to receive the benefits provided under the Plan only.  In no event will the Participant be entitled to receive severance benefits under both the Plan and such employment agreement.  Except as provided in the preceding sentence, any severance benefits otherwise payable under the Plan to a Participant shall be offset or reduced by the amount of (i) any severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with the Corporation or any of its Subsidiaries and (ii) any other severance pay, termination indemnity, notice pay, or similar payment that the Corporation or any of its Subsidiaries is required by law to make to the Participant.

4. Qualifying Termination of Employment.

(a) General.    If a Participant’s employment is terminated during the Term for any reason other than (i) because of the Participant’s death or Disability (as defined in Section 4(b)), (ii) by the Corporation for Cause (as defined in Section 4(c)) or (iii) voluntarily by the Participant, then the Participant shall be entitled to the benefits provided in Section 5(b).  In the event that the Participant is entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the Term.

(b) Disability.    As to any particular Participant, “Disability” means the Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his or her customary duties to the Corporation, even with a reasonable accommodation, and the continuation of such disabled condition for a period of 180 continuous days, or for not less than 210 days during any continuous 24 month period.

(c) Cause.  Termination by the Corporation of a Participant’s employment for “Cause” shall mean termination (i) upon the Participant’s willful and continued failure to perform his or her duties with the Corporation (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (ii) upon the Participant’s willful and continued failure to follow and comply with the specific and lawful directives of the Committee, as reasonably determined by the Committee (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (iii) upon the Participant’s willful and continued failure to follow and comply with the policies of the Corporation as in effect from time to time (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not followed or complied with such Corporation policies; (iv) upon the Participant’s willful commission of an act of material fraud or dishonesty;  (v) upon the Participant’s willful engagement in illegal conduct or gross misconduct; or (vi) upon the Participant’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.

(d) Termination Generally.    For purposes of clarity, a Participant or the Corporation shall be entitled to terminate the Participant’s employment for any reason or no reason at any time effective as of the applicable date set forth in Section 4(a).

(e) Notice of Termination.  Any purported termination of a Participant’s employment by the Corporation or by the Participant (other than termination due to death which shall terminate the Participant’s employment automatically) shall be communicated by written Notice of Termination to the Participant or the Corporation, respectively, other party hereto in accordance with Section 12. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(f) Date of Termination, Etc.  “Date of Termination” shall mean (i) if a Participant’s employment is terminated due to the Participant’s death, the date of the Participant’s death; (ii) if a Participant’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of his or her duties during such 30-day period); and (iii) if a Participant’s employment is terminated for any other reason, the date specified in the Notice of Termination.

5. Compensation Upon Qualifying Termination.    If a Participant’s employment is terminated during the Term, the Participant shall be entitled to the benefits described below, subject to the other terms and conditions of the Plan:

(a) If the Participant’s employment is terminated in such circumstances by the Corporation for Cause or Disability or voluntarily by the Participant or due to the Participant’s death, the Corporation shall pay the Participant (i) the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination, and (ii) all other amounts to which the Participant is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to the Participant under this Plan.

(b) If the Participant’s employment by the Corporation shall be terminated by the Corporation other than for Cause or Disability and in all cases other than due to the Participant’s death, then, subject to the provisions of Section 6, the Participant shall be entitled to the benefits provided below.  For purposes of this Section 5(b), a Participant’s “Annual Bonus Amount” shall mean (A) with respect to each Participant who is serving as the Chief Executive Officer of the Corporation, the Executive Chairman of the Corporation, or a Named Executive Officer of the Corporation (as defined for purposes of the proxy statement for the Annual Meeting of Stockholders of the Corporation held during the year of termination) or is otherwise designated by the Committee as a “potential named executive officer” as of such Participant’s Date of Termination, the target annual bonus amount in effect for such Participant as of the Participant’s Date of Termination, and (B) with respect to all other Participants, the greater of (1) the last annual bonus actually paid to the Participant prior to the Date of Termination for a full fiscal year of employment with the Corporation and (2) the average of the last three annual bonuses actually paid to the Participant for the last three full fiscal years of employment with the Corporation prior to the Date of Termination (or the average of such lower number of bonuses that were actually paid for full fiscal years of employment with the Corporation prior to the Date of Termination), which shall, in each case of clause (1) and (2), be determined without regard to the payment of any special bonuses (e.g. transaction bonuses); provided, if the Participant, on the Date of Termination, has never been paid an annual bonus with respect to one full fiscal year, then the Participant’s Annual Bonus Amount shall equal (x) the amount of the Participant’s guaranteed bonus in respect of the year of termination, if applicable, or (y) if the Participant is not eligible to receive a guaranteed bonus in respect of the year of termination, the amount of the Participant’s Annual Base Salary.  For purposes of this Section 5(b), a Participant’s “Annual Base Salary” shall mean the Participant’s annual base salary as in effect as of the Date of Termination.

(i) The Corporation shall pay to the Participant (A)  the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination,  (B) the unpaid portion, if any, of any annual bonus, plus an amount equal to the Participant’s actual annual bonus for the full year in which the Date of Termination occurs, based on actual results for the entire year of termination, multiplied by a fraction, the numerator of which is the number of calendar days that the Participant was employed by the Corporation during the year of termination and the denominator of which is 365,  and (C) all other amounts to which the Participant is entitled under any compensation plan of the Corporation at the time such payments are due;

(ii) An amount equal to the sum of: (A) the Participant’s Severance Multiplier times the Participant’s Annual Base Salary; plus (B) the Participant’s Severance Multiplier times the Participant’s Annual Bonus Amount;

(iii) An amount equal to the expected monthly cost of the premiums that would be charged to the Participant to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Participant’s Date of Termination, for a period of months after the Participant’s Date of Termination equal to 12 multiplied by the Participant’s Severance Multiplier; and

(iv) (A) Any stock options or equity or equity-related compensation or grants that vest based on the passage of time and continued performance of services (to the extent outstanding and not otherwise vested as of the Date of Termination, and exclusive of any grants that include performance-based vesting criteria) shall become fully vested immediately prior to such termination; provided, that restricted stock unit awards granted on or after the Effective Date shall continue to vest and be settled in accordance with the schedule set forth in the applicable award agreement without regard to any continued performance of services requirements, and to the extent not vested in accordance with such schedule as of the second anniversary of the Date of Termination, shall vest and be settled on such second anniversary; (B) any stock options or equity or equity-related compensation or grants that vest based on the satisfaction of performance-based criteria (to the extent outstanding and not otherwise vested as of the Date of Termination) shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions; and (C) the Participant shall have until the date that is 12 months after his or her Date of Termination (24 months for each individual serving as Chief Executive Officer of the Corporation or Executive Chairman of the Corporation) to exercise any stock option to the extent that it has become vested on the Date of Termination, subject to earlier termination of the stock option upon the stock option’s original expiration date or the occurrence of a change in control event or certain similar reorganization event under the terms of the applicable award agreement.  Except as provided in this Section 5(b)(iv), the effect of a  termination of employment on a Participant’s equity-based awards shall be determined under the terms of the applicable award agreement.

(c) The payments described in Sections 5(a)(i) and 5(b)(i)(A) shall be paid to the Participant in cash as soon as practicable following the Date of Termination.  The payments described in Section 5(b)(i)(B) shall be paid to the Participant in cash on the date such payments would have been made had the Participant continued in employment.  The payments described in Sections 5(b)(ii) and 5(b)(iii) shall be paid to the Participant in cash in substantially equal installments ending on the date that is a number of months after the Date of Termination equal to 12 multiplied by the Participant’s Severance Multiplier, in accordance with the Corporation’s normal payroll schedule; provided that the first such payment shall be made on the first regularly scheduled payroll date that occurs after the Participant’s release contemplated by Section 6(a) becomes irrevocable by the Participant in accordance with applicable law (the “First Payment Date”) and shall include all such payments that would have been made to the Participant between the Date of Termination and such payroll date;  and provided further, that if the period during which the Participant is permitted to consider the release in accordance with Section 6(a) begins in one calendar year and ends in a second calendar year, the first such payment shall in all events be made in the second calendar year.  Except as otherwise set forth in Section 5(b)(iv), the applicable payments described in Section 5(b)(iv) shall be paid to the Participant in shares on the First Payment Date.

(d) The foregoing provisions of this Section 5 shall not affect: (i) a Participant’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) a Participant’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) a Participant’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any).

6. Release; Exclusive Remedy.

(a) This Section 6 shall apply notwithstanding anything else contained in the Plan or any other stock option, restricted stock or other equity-based award agreement to the contrary.  The Corporation’s obligation to make any payment of benefits with respect to a Participant pursuant to Section 5(b) of the Plan (if the Participant is otherwise entitled to such benefits), other than those set forth in Section 5(b)(i)(A), is subject to the condition precedent that (i) the Participant has fully executed a valid and effective release (in the form attached hereto as Exhibit A or such other form as the Committee may reasonably require in the circumstances, which other form shall be substantially similar to that attached hereto as Exhibit A but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws), (ii) such executed release is delivered by the Participant to the Corporation so that it is received by the Corporation in the time period specified below, and (iii) such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law).  In order to satisfy the requirements of this Section 6(a), a Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Corporation so that it is received by the Corporation no later than 25 calendar days after the Participant’s Date of Termination (or such later date as may be required for an enforceable release of the Participant’s claims under the United States Age Discrimination in Employment Act of 1967, as amended (“ADEA”), to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either 21 or 45 days, depending on the circumstances of the termination, to consider the release).  In addition, the Corporation may require that the Participant’s release be executed no earlier than the date that the Participant’s employment with the Corporation terminates.

(b) Each Participant agrees that the general release agreement described in Section 6(a) will require that the Participant acknowledge, as a condition to the payment of any benefits under Section 5(b)  (other than those set forth in Section 5(b)(i)(A)), that the payments contemplated by Section 5(b) shall constitute the exclusive and sole remedy for any termination of the Participant’s employment, and each Participant will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  No Participant shall be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in Section 5 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Corporation, or otherwise.

7. Section 280G. Each Participant shall be covered by the provisions set forth in Exhibit B hereto, incorporated herein by this reference.
8. Successors; Assigns

(a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed a material breach of the Plan by the Corporation and shall entitle each Participant to terminate his or her employment and receive compensation from the Corporation in the same amount and on the same terms to which the Participant would be entitled hereunder if the Corporation had terminated the Participant’s employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in the Plan and any successor to its business and/or assets as aforesaid.

(b) None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.  Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy.  The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan.

9. Claims Procedures.

(a) Presentation of Claim. Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

(b) Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period.  In no event shall such extension exceed a period of 90 days from the end of the initial 90 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(i) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

A. the specific reason(s) for the denial of the claim, or any part of it;
B. specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
C. a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
D. an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 90; and
E. a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(c)Review of a Denied Claim.  On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(i) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(ii) may submit written comments or other documents; and/or
(iii) may request a hearing, which the Committee, in its sole discretion, may grant.

(d)Decision on Review.  The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period.  In no event shall such extension exceed a period of 60 days from the end of the initial 60 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) specific reasons for the decision;
(ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv) a description of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
10. Arbitration; Dispute Resolution, Etc.

(a) Notwithstanding anything to the contrary contained in the Plan, the Participant, in his or her sole discretion, may elect to have any claim or controversy arising out of or in connection with the Plan submitted to binding arbitration and adjudicated in accordance with this Section 10 without first having to exhaust the claims procedures set forth in Section 9.

(b) The Corporation and, by accepting participation in the Plan, each Participant hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Plan that the Corporation may have against the Participant, or that the Participant may have against the Corporation or against any of its officers, directors, employees or agents acting in their capacity as such, and which are not resolved under the terms of Section 9 (or which are not required to be resolved under the terms of Section 9, as the case may be).  Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Plan rather than through the courts is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Corporation and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

(c) Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.

(d) The Arbitrator shall interpret the Plan, any applicable Corporation policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Corporation policy, rule or regulation, or the Plan.  Except as provided in Section 10(e),  the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan, including but not limited to, any claim that all or any part of the Plan is voidable.  The Arbitrator shall have the authority to decide dispositive motions.  Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

(e) Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Participant or the Corporation in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing.  Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable.  The Arbitrator shall have the authority to award full damages as provided by law.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(f) The Corporation shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed.  Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

11. Administration of the Plan.

(a) General.  The Corporation shall be the plan administrator (within the meaning of Section 3(16)(A) of ERISA).  The Corporation delegates its duties under the Plan to the Committee.  The Committee delegates the day-to-day ministerial duties with respect to the Plan to the Corporation’s management.  The Committee and its delegates shall be named fiduciaries of the Plan to the extent required by ERISA.

(b) Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

(i) To determine eligibility for and participation in the Plan;
(ii) To construe and interpret the terms and provisions of the Plan;

(iii) To compute and certify to the amount and kind of benefits payable to Participants and their beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Section 14;

(iv) To maintain all records that may be necessary for the administration of the Plan;
(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law;
(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and
(vii) To appoint a plan manager or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

(c) Committee Action.   Subject to Section 9, the Committee shall act with respect to the Plan at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting with respect to the Plan may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

(d) Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Corporation and any Participant, beneficiary or other person.

12. Notice. All notices under or with respect to the Plan shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(a) if to the Corporation:

HCP, Inc.

Attention: Compensation Committee

1920 Main Street, Suite 1200
Irvine, California 92614

with a copy to:

HCP, Inc.

Attention: Secretary of the Corporation

1920 Main Street, Suite 1200
Irvine, California 92614

(b) if to a Participant, to the Participant’s address most recently on file in the payroll records of the Corporation.

Notice shall be effective when personally delivered, or five business days after being so mailed.  Any party may change its address for purposes of giving future notices pursuant to the Plan by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

13. Governing Law.   The Plan will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of California to be applied.  In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of California will control the interpretation and construction of the Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Any statutory reference in the Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

14. Miscellaneous.    The Committee may from time to time amend the Plan in any way it deems to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan without that Participant’s (or former Participant’s, as the case may be) consent.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the Corporation which are not expressly set forth in the Plan. All references to sections of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deemed also to refer to any successor provisions to such sections.    The Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.  Any obligations of the Corporation under Section 5 shall survive the expiration of the Term. The section headings contained in the Plan are for convenience only, and shall not affect the interpretation of the Plan.

15. Unsecured General Creditor.   Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any Subsidiary.  No assets of the Corporation shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Corporation under the Plan.  Any and all of the Corporation’s assets shall be, and remain, the general unpledged, unrestricted assets of the Corporation (unless pledged or restricted with respect to the Corporation’s obligations other than the Plan).  The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money and benefits in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Corporation.

16. Other Benefit Plans.  All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under any tax-qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Corporation benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed by the Corporation.  Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required.  Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Corporation, except where explicitly provided under the terms of such plans or arrangements.

17. Severability.   In the event any provision of the Plan shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or affecting the validity or enforceability of such provision in any other jurisdiction.  Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of the Plan, as applicable, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

18. Employment Status.  Except as may be expressly provided under any other written agreement between a Participant and the Corporation (other than the Plan) signed by a duly authorized officer thereof, the employment of each Participant by the Corporation is “at will,” and may be terminated by either the Participant or the Corporation at any time.

19. Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Corporation.

20. Code Section 409A.   The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Corporation for purposes of any payments under the Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, (a) amounts reimbursable to a Participant shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to a Participant) during one year may not affect amounts reimbursable or provided in any subsequent year, and (b) any tax gross-up payments (and related reimbursements) payable to a Participant under the Plan shall be paid no later than the end of the calendar year following the year in which the tax resulting in the gross-up is paid.  The Corporation makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

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IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute the Plan on the date first set forth above.

HCP, INC. a Maryland corporation.
By:	/s/ Troy E. McHenry
Troy E. McHenry
Its:	Executive Vice President and
Corporate Secretary

EXHIBIT A

FORM OF RELEASE AGREEMENT1

This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between _____________________, an individual (“Executive”), and HCP, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Company’s Executive Severance Plan (the “Plan”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Plan, Executive and the Company agree as follows:

1. Release.  Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal,

1The Company reserves the right to modify this form as to any Participant employed outside of California.

state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing:  (a)  any obligation created by or arising out of the Plan for which receipt or satisfaction has not been acknowledged, (b)  any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (c) any right to indemnification that Executive may have pursuant to the Fourth Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (d) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (e) any rights to continued medical or dental coverage that Executive may have under COBRA; (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (g) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgment of Payment of Wages.   Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Release Agreement.

3. Waiver of Unknown and Unsuspected Claims.  It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of Section 1542 of the California Civil Code ("Section 1542"), as well as any other similar statute or common law doctrine that may apply, and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of Section 1542 and any similar applicable statute or doctrine of law.

4. [ADEA Waiver.   Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

(a) In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;
(b) Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
(c) Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(d) Executive was given a copy of this Release Agreement on [_________________, 20__] and informed that he or she had [21/ 45] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

(e) Executive was informed that he or she had seven days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

(f) Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.][2]

5. No Transferred Claims.   Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6. Covenants. Executive by executing this release expressly agrees to each of the foregoing provisions of this Section 6:

(a) Confidentiality.  Executive shall not at any time directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 6(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Corporation in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Release Agreement, including but not limited to enforcement of this Release Agreement.  As of the date of this Release Agreement, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) has  been returned to the Corporation and has not been retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Corporation copies of any Confidential Information that (x) was publicly known at the time it was disclosed to the Executive, (y) becomes publicly known or available thereafter other than by any means in violation of the Plan or any other duty owed to the Corporation by any person or entity, or (z) is lawfully disclosed to the Executive by a third party.  As used in this Release Agreement, the term “Confidential Information”  means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Corporation, about the

2Except as noted below, Section 4 will be included if the Executive is age 40 or older as of the date that the Executive’s employment by the Company terminates or in such other circumstances (if any) as the Executive may have claims under the ADEA.  In the event Section 4 is included, whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.  The determinations referred to in the preceding two sentences shall be made by the Company in its sole discretion.  In any event (regardless of the applicability of the ADEA in the circumstances) the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 4(a), 4(b) and 4(c).

suppliers, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier lists or customer lists, of the Corporation and its affiliates (collectively, the “Company Group”).  Notwithstanding anything set forth in this Release Agreement to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Corporation regarding any such reporting, disclosure or cooperation with the government.

(b) Noncompetition.  Executive acknowledges that the nature of the Company Group’s business and the Executive’s position with the Corporation is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company Group during the 12 months following the termination of the Executive’s employment with the Corporation, it would not be possible, or would be very difficult, for the Executive not to rely on or use the Company Group’s trade secrets and Confidential Information.  Thus, to avoid the inevitable disclosure of the Company Group’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company Group’s relationships and goodwill with customers, for a period of 12 months after the termination date (the “Restricted Period”), the Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business anywhere in the United States and Mexico (the “Restricted Area”) that competes with any member of the Company Group in the healthcare real estate acquisition, development, management, investment or financing industry (a “Competing Business”); provided, that the Executive may purchase and hold only for investment purposes less than two percent of the shares of any corporation in competition with the Company Group whose shares are regularly traded on a national securities exchange.  Notwithstanding the preceding sentence, in the event Executive accepts employment with or provides services to a business (the “Service Recipient”) that is affiliated with another business that engages in a Competing Business or which derives a de minimis portion of its gross revenues from Competing Businesses, the Executive’s employment by or service to the Service Recipient shall not constitute a breach by Executive of his or her obligations pursuant to this Section 6(b) so long as each of the following conditions is satisfied at all times during the Restricted Period and while the Executive is employed by or providing service to the Service Recipient: (i) no more than 10% of the gross revenues of the Service Recipient are derived from Competing Businesses; (ii) no more than 10% of the gross revenues of the Service Recipient and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such Service Recipient, together on a consolidated basis, are derived from Competing Businesses; and (iii) in the course of the Executive’s services for the Service Recipient, a material portion (no more than 10%) of the Executive’s services are not directly involved in or responsible for any Competing Business.  The foregoing covenants in this Section 6(b) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Corporation. The foregoing provision shall not apply to any Executive who was employed by the Corporation in California on the termination date.

(c) Non-Solicitation of Employees.  During the Restricted Period, Executive shall not directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company Group whose annual rate of compensation is then $50,000 or more or cause any such Company Group employee or contractor to leave his or her employment or engagement with the Company Group either for employment with the Executive or for any other entity or person.  The foregoing covenants in this Section 6(c) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Corporation.

(d) Non-Solicitation of Customers.  During the Restricted Period, Executive shall not directly or indirectly influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group to any Competing Business, and each Executive agrees not to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any member of the Company Group and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors.  The foregoing covenants in this Section 6(d) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Corporation.

(e) Understanding of Covenants.  Executive, by accepting participation in the Plan represents as follows: the Executive (i) is familiar with the foregoing covenants set forth in this Section 6, (ii) is fully aware of the Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants set forth in this Section 6, (iv) agrees that the Company Group currently conducts business throughout the Restricted Area and (v) agrees that such covenants are necessary to protect the Company Group’s confidential and proprietary information, goodwill, stable workforce, and customer relations.

(f) Right to Injunctive and Equitable Relief.    Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 6 are of a special and unique character, which gives them a peculiar value.  The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation.  Therefore, the Corporation shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess.  Furthermore, the Executive’s obligations and the rights and remedies of the Corporation under this Section 6 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

(g) Cooperation.  Executive shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Executive’s employment by the Corporation, and the Executive shall reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Executive was employed by the Corporation or relating to matters of which the Executive had or should have had knowledge or information.  Further, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any current or former employees, or any governmental or administrative agencies related to the Executive’s period of employment and will provide the Corporation with notice of any subpoena or other request for such information or testimony.

7. Severability.   It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9. Governing Law.  THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S

CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10. Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12. Construction.   Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Arbitration. Any claim or controversy arising out of or relating to this Release Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Plan.

14. Nouns and Pronouns.   Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

15. Legal Counsel.   Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at ___________, ___________.

Executive

Print Name:

HCP, INC.,
a Maryland corporation

By:
Name:
Title:

ENDORSEMENT

I, _______________________, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of _____________ that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at ___________, ___________.

Print Name:

EXHIBIT B

SECTION 280G PROVISIONS

The provisions of this Exhibit B shall apply to each Participant in the HCP, Inc. Executive Severance Plan (the “Plan”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

In the event that any of the payments and other benefits provided under the Plan or otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Exhibit B, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Participant’s payments and benefits under the Plan or otherwise shall be payable either:

(A)          in full (with the Participant paying any excise taxes due), or

(B)          in such lesser amount which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits under the Plan or otherwise, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  Subject to Section 409A of the Code, any reduction in the payments and benefits required by this Exhibit B will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Participant.

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B-1